Exhibit 4.12

NINTH SUPPLEMENTAL INDENTURE

This NINTH SUPPLEMENTAL INDENTURE, dated as of December 23, 2011, among Barnett Operating LLC, a Delaware limited liability company (the “Guaranteeing Subsidiary”), a subsidiary of Quicksilver Resources Inc. (or its permitted successor), a Delaware corporation (the “Company”), the Company, the other Subsidiary Guarantors (as defined in the Indenture referred to herein) and The Bank of New York Mellon Trust Company N.A. (as successor in interest to JPMorgan Chase Bank, National Association (the “Initial Trustee”)), as Trustee.

W I T N E S S E T H

WHEREAS, the Company and the Trustee (as successor in interest to the Initial Trustee) entered into an Indenture (the “Original Indenture”), dated as of December 22, 2005, as supplemented by a First Supplemental Indenture, dated as of March 16, 2006 among the Company, the Subsidiary Guarantors and the Trustee (as successor in interest to the Initial Trustee) (the “First Supplemental Indenture”), a Second Supplemental Indenture, dated as of July 31, 2006 among the Company, the Subsidiary Guarantors and the Trustee (as successor in interest to the Initial Trustee) (the “Second Supplemental Indenture”), a Third Supplemental Indenture, dated as of September 26, 2006 among the Company, the Subsidiary Guarantors and the Trustee (as successor in interest to the Initial Trustee) (the “Third Supplemental Indenture”) and a Fourth Supplemental Indenture, dated as of October 31, 2007 among the Company, the Subsidiary Guarantors and the Trustee (the “Fourth Supplemental Indenture”; and together with the Original Indenture, the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, the “Indenture”), pursuant to which the Company has issued $350,000,000 of aggregate principal amount of 7 1/8 % Senior Subordinated Notes due 2016 (the “Notes”);

WHEREAS, Section 6.01(b) of the First Supplemental Indenture provides that the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture in order to add Subsidiary Guarantees with respect to the Notes, without the consent of the Holders of the Notes; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the Certificate of Incorporation and the Bylaws (or comparable constituent documents) of the Company, the Subsidiary Guarantors, the Guaranteeing Subsidiary and the Trustee necessary to make this Supplemental Indenture a valid instrument legally binding on the Company, the Subsidiary Guarantors, the Guaranteeing Subsidiary and the Trustee, in accordance with its terms, have been duly done and performed;

NOW THEREFORE, to comply with the provisions of the Indenture, and in consideration of the foregoing, the Guaranteeing Subsidiary, the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE 1

Section 1.01. This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 1.02. This Supplemental Indenture shall become effective immediately upon its execution and delivery by the Guaranteeing Subsidiary, the Company, the Subsidiary Guarantors and the Trustee.

ARTICLE 2

Section 2.01. The Guaranteeing Subsidiary hereby agrees to be bound by the terms, conditions and other provisions of the Indenture with all attendant rights, duties and obligations stated therein, on a joint and several basis with the Subsidiary Guarantors parties hereto and thereto, with the same force and effect as if originally named as a Subsidiary Guarantor therein and as if such party executed the Indenture on the date thereof.

ARTICLE 3

Section 3.01. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms.

Section 3.02. All capitalized terms used but not defined herein shall have the same respective meanings ascribed to them in the Indenture.

Section 3.03. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all of the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

Section 3.04. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.05. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 3.06. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Supplemental Indenture.

Section 3.07. The recitals hereto are statements only of the Company, the Subsidiary Guarantors and the Guaranteeing Subsidiary and shall not be considered statements of or attributable to the Trustee.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

BARNETT OPERATING LLC

By:	QUICKSILVER RESOURCES INC.,
its member

By:	/s/ Glenn Darden
Name: Glenn Darden
Title: President and Chief Executive Officer

QUICKSILVER RESOURCES INC.

By:	/s/ Glenn Darden
Name: Glenn Darden
Title: President and Chief Executive Officer

COWTOWN PIPELINE FUNDING, INC.

By:	/s/ Glenn Darden
Name: Glenn Darden
Title: President and Chief Executive Officer

COWTOWN PIPELINE MANAGEMENT, INC.

By:	/s/ Glenn Darden

Name: Glenn Darden
Title: President and Chief Executive Officer

[Signature Page to Ninth Supplemental Indenture]

COWTOWN PIPELINE L.P.

By:	COWTOWN PIPELINE MANAGEMENT, INC its general partner

By:	/s/ Glenn Darden

Name: Glenn Darden
Title: President and Chief Executive Officer

COWTOWN GAS PROCESSING L.P.

By:	COWTOWN PIPELINE MANAGEMENT, INC its general partner

By:	/s/ Glenn Darden

Name: Glenn Darden
Title: President and Chief Executive Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Alejandro Hoyos

Name: Alejandro Hoyos
Title: Associate

[Signature Page to Ninth Supplemental Indenture]

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